Exhibit 99.1

FENNEC PHARMACEUTICALS RECEIVES FAST TRACK DESIGNATION BY FDA FOR PEDMARK

Research Triangle Park, NC, March 21, 2018 – Fennec Pharmaceuticals Inc. (NASDAQ:FENC; TSX: FRX), a specialty pharmaceutical company, today announced that the U.S. Food and Drug Administration (FDA) has granted PEDMARK (a unique formulation of sodium thiosulfate) Fast Track designation for prevention of cisplatin-related ototoxicity in pediatric patients with standard risk hepatoblastoma (SR-HB). There are currently no drugs approved in the US for this condition. Fast Track designation is intended to facilitate development and expedite review of drugs to treat serious and life-threatening conditions so that an approved product can reach the market expeditiously.

"We believe the receipt of Fast Track designation from the FDA highlights the serious nature of hearing loss that patients have following cisplatin chemotherapy and the current lack of safe and effective treatments," said Rosty Raykov, President and Chief Executive Officer of Fennec. "We look forward to the more frequent interactions with the Agency that the Fast Track designation provides, as we prepare for the NDA filing.”

Fast Track designation allows for closer collaboration with the review team within the Oncology Division at FDA, with the goal of getting important new drugs to patients more rapidly. Through the Fast Track program, a product may be eligible for priority review at the time of a New Drug Application (NDA) filing and may also be eligible to submit completed sections of the NDA on a rolling basis, before the complete application is submitted.

About PEDMARK™ (Sodium Thiosulfate (STS))

Cisplatin and other platinum compounds are essential chemotherapeutic components for many pediatric malignancies.  Unfortunately, platinum-based therapies cause ototoxicity in many patients, and are particularly harmful to the survivors of pediatric cancer.

In the U.S. and Europe there is estimated that over 10,000 children may receive platinum based chemotherapy.  The incidence of hearing loss in these children depends upon the dose and duration of chemotherapy, and many of these children require lifelong hearing aids. There is currently no established preventive agent for this hearing loss and only expensive, technically difficult and sub-optimal cochlear (inner ear) implants have been shown to provide some benefit. Infants and young children at critical stages of development lack speech language development and literacy, and older children and adolescents lack social-emotional development and educational achievement.

STS has been studied by cooperative groups in two Phase 3 clinical studies of survival and reduction of ototoxicity, The Clinical Oncology Group Protocol ACCL0431 and SIOPEL 6. Both studies are completed. The COG ACCL0431 protocol enrolled one of five childhood cancers typically treated with intensive cisplatin therapy for localized and disseminated disease, including newly diagnosed hepatoblastoma, germ cell tumor, osteosarcoma, neuroblastoma, and medulloblastoma.  SIOPEL 6 enrolled only hepatoblastoma patients with localized tumors.

About Fennec Pharmaceuticals

Fennec Pharmaceuticals, Inc., is a specialty pharmaceutical company focused on the development of Sodium Thiosulfate (STS) for the prevention of platinum-induced ototoxicity in pediatric patients. STS has received Orphan Drug Designation in the US in this setting. For more information, please visit www.fennecpharma.com.

For further information, please contact:

Rosty Raykov

Chief Executive Officer

Fennec Pharmaceuticals Inc.

T: (919) 636-5144